Exhibit 10.1

DATED 17th February 2020

(1) ADAPTIMMUNE LIMITED

and

(2) GAVIN WOOD

SERVICE AGREEMENT

Penningtons Manches LLP

9400 Garsington Road

Oxford Business Park

Oxford

OX4 2HN

Tel: +44 (0)1865 722106

Fax: +44 (0)1865 201012

	Table of Contents

1.	INTERPRETATION	3

2.	APPOINTMENT	5

3.	DURATION AND WARRANTIES	5

4.	SCOPE OF THE EMPLOYMENT	5

5.	HOURS AND PLACE OF WORK	7

6.	REMUNERATION	8

7.	PENSION AND OTHER BENEFITS	8

8.	EXPENSES	10

9.	HOLIDAY	11

10.	INCAPACITY	11

11.	DEDUCTIONS	12

12.	RESTRICTIONS ON OTHER ACTIVITIES BY THE EXECUTIVE	12

13.	CONFIDENTIALITY	13

14.	DATA PROTECTION	15

15.	INVENTIONS AND INTELLECTUAL PROPERTY RIGHTS	15

16.	STATEMENTS	17

17.	TERMINATION OF EMPLOYMENT	18

18.	GARDEN LEAVE	18

19.	DIRECTORSHIP	19

20.	POST TERMINATION OBLIGATIONS OF THE EXECUTIVE	19

21.	AMALGAMATION AND RECONSTRUCTION	22

22.	DISCIPLINARY AND GRIEVANCE PROCEDURES	22

23.	NOTICES	23

24.	ENTIRE AGREEMENT AND FORMER SERVICE AGREEMENT(S)	23

25.	GOVERNING LAW AND JURISDICTION	23

26.	THIRD PARTY RIGHTS	23

27.	GENERAL	23

THIS AGREEMENT is made the 17th day of February 2020

BETWEEN

1	ADAPTIMMUNE LIMITED, a company incorporated and registered in England and Wales under company number 6456741 whose registered office is at 60 Jubilee Avenue, Milton Park, Abingdon, Oxfordshire OX14 4RX ("the Company");

2	GAVIN WOOD of 13 Hurst Close, Wallingford, Oxfordshire OX10 9BQ ("the Executive")

The Board has approved the terms of this Agreement under which the Executive is to be employed.

1.	INTERPRETATION

1.1	In this Agreement the following words and expressions have the following meanings unless inconsistent with the context:

the "AT plc Board" the "Board"

means the board of directors from time to time of Adaptimmune Therapeutics plc and includes any committee of the board of directors duly appointed by it;

means the board of directors from time to time of the Company and includes any committee of the board of directors duly appointed by it;

the "Companies Acts"	means the Companies Act 1985, the Companies Act 1989 and the Companies Act 2006;

the "Company Share Option Scheme"	means the share option scheme or schemes operated by the Company or any Group Company from time to time;

"Competitor or Potential Competitor"	means any firm, company or business organisation (including in each case any entity which directly or indirectly controls, is controlled by, or is under common control by any firm, company or business organisation) which, controls, provides or owns (i) any clinical or development program utilizing a T-cell therapy; (ii) any clinical or development program utilizing a T-cell transfected or transduced with the genetic sequence for any TCR or any CAR-T cell; or (iii) any manufacture of or any development program for the manufacture of a T-cell therapy; or (iv) any manufacture of or any development program for the manufacture of any T-cell transfected or transduced with the genetic sequence for any TCR or any CAR-T cell or competing with any other aspect of the Company’s business where such competition is based on technologies being developed or applied by the Company from time to time;

the "Employment"	means the Executive's employment under this Agreement;

the "ERA"	means the Employment Rights Act 1996;

"Group Company"	means any firm, company, corporation or other organisation which is a holding company from time to time of the Company or any subsidiary from time to time of the Company or any such holding company (for which purpose the expressions 'holding company' and 'subsidiary' shall have the meanings given to them by Section 1159 Companies Act 2006) and “Group Companies” and “Group” will be construed accordingly;

"Intellectual Property Rights"	means patents, rights to inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

"Pre-Contractual Statement"	means any undertaking, promise, assurance, statement, representation or warranty (whether in writing or not) of any person relating to the Employment which is not expressly set out in this Agreement; and

the "Regulations"	means the Working Time Regulations 1998.

1.2	References to clauses, sub clauses and schedules are, unless otherwise stated, references to clauses and sub clauses of and schedules to this Agreement.

1.3	The headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

1.4	References to persons shall include bodies corporate, unincorporated associations and partnerships.

1.5	Reference to any gender includes a reference to all other genders.

1.6	Words and expressions defined in or for the purpose of the Companies Acts shall have the same meaning unless the context otherwise requires.

2.	APPOINTMENT

The Company shall employ the Executive and the Executive agrees to serve as Chief Financial Officer of Adaptimmune Therapeutics plc ("AT plc") on and subject to the terms and conditions in this Agreement.

3.	DURATION AND WARRANTIES

3.1	The Employment shall commence on 1 April 2020 (the "Commencement Date"). Subject to clause 19, the Employment shall continue until terminated by either party giving to the other not less than 9 months' notice in writing. No employment with a previous employer shall count towards the Employment.

3.2	The Company shall be entitled at its sole and absolute discretion lawfully to terminate the Executive’s employment at any time and with immediate effect by written notification to the Executive and to pay within one month following the date of such termination a payment in lieu of notice (“PILON”) to the Executive. For the avoidance of doubt, the termination of the Executive’s employment shall be effective on such written notification and shall not be deferred until the PILON is paid. The total PILON will be equal to the basic salary due under clause 6.1 which the Executive would have been entitled to receive under this Agreement during the notice period referred to at clause 3.1 (or, if notice has already been given, during the remainder of such notice period) subject to statutory deductions.

3.3	Notwithstanding clause 3.2, the Executive shall not be entitled to any PILON if the Company would otherwise have been entitled to terminate the Executive’s employment without notice in accordance with clause 19.1. In that case the Company shall also be entitled to recover from the Executive any PILON already made.

3.4	The Executive represents and warrants that, in entering into and performing his duties under this Agreement:

3.4.1	he is not subject to any restriction that might hinder or prevent her from performing any of her duties in full;

3.4.2	he will not be in breach of any other contract of employment or any other obligation to any third party; and

3.4.3	this Employment is and shall remain his sole and exclusive employment.

3.5	The Executive further warrants that he has no unspent criminal convictions and has never been disqualified from being a company director.

4.	SCOPE OF THE EMPLOYMENT

4.1	Save as specifically agreed with the Chief Executive Officer and the AT plc Board in respect of his obligations under clause 14.1, the Executive shall:

4.1.1	devote the whole of his time, attention, ability and skills to his duties;

4.1.2	faithfully and diligently perform such duties and exercise such powers consistent with his position as may from time to time be assigned to or vested in him by the Board;

4.1.3	obey all reasonable and lawful directions of the Board;

4.1.4	comply with the Company's articles of association, rules, regulations, policies and procedures and with the policies and procedures of Adaptimmune Therapeutics plc from time to time in force;

4.1.5	comply with the rules of any securities or investment exchange or regulatory or governmental body to which any Group Company is subject from time to time (including the US Securities and Exchange Commission and the City Code on Takeovers and Mergers);

4.1.6	promptly give the Company Secretary of Adaptimmune Therapeutics plc such information as Adaptimmune Therapeutics plc may require to enable it to comply with its legal obligations, or the requirements of Nasdaq or any other applicable stock exchange;

4.1.7	comply, and will procure, so far as he is able, that his spouse or civil partner and dependent children (if any), or any trust in which he, his spouse or civil partner or dependent children may be concerned or interested in as trustee or beneficiary, will comply with any code of conduct relating to securities transactions by directors and specified employees applicable in the Company or to any Group Company;

4.1.8	comply with the general duties of directors set out in sections 171-177 of the Companies Act 2006, as well as any other applicable common law or statutory duties owed by directors to their company;

4.1.9	exercise his duties in compliance with the requirements of the Bribery Act 2010 and use all reasonable endeavours to assist the Company and any Group Company in preventing bribery from being conducted on its behalf in contravention of that Act;

4.1.10	at all times act in the best interests of the Company and use his best endeavours to promote and protect the interests of the Company, any of its Group Companies and their employees;

4.1.11	keep the Board and/or the AT plc Board, as applicable, at all times promptly and fully informed (in writing if so requested) of his conduct of the business of the Company and any Group Company and provide such explanations in connection with such conduct as the Board and/or the AT plc Board may from time to time require; and

4.1.12	act as a model for all other employees of the Group.

4.2	Subject to clause 4.3 the Company reserves the right to assign the Executive duties of a different nature on a permanent or temporary basis either in addition to or instead of those referred to in clause 4.1 above, it being understood that he will not be assigned duties which he cannot reasonably perform or which are inconsistent with his position and status.

4.3	During any period of notice of termination (whether given by the Company or the Executive), the Company shall be at liberty to assign the Executive such other duties consistent with his status, role and experience as the Company shall determine in its absolute discretion.

4.4	The Executive shall not, without the prior consent of the Chief Executive Officer:-

4.4.1	on behalf of the Company, incur any capital expenditure in excess of such sum as may be authorised from time to time; and

4.4.2	on behalf of the Company, enter into any commitment, contract or arrangement otherwise than in the normal course of business or outside the scope of his normal duties, or of an unusual, onerous or long term nature.

For the avoidance of doubt, nothing in this clause prevents the Executive acting within any limits of authority or budgets agreed by the Board from time to time.

4.5	The Executive shall if and so long as the Company requires without further remuneration:

4.5.1	carry out his duties as instructed by the Company on behalf of any Group Company; and

4.5.2	act as a director, officer or consultant of the Company and/or any Group Company.

4.6	The Executive confirms that he has disclosed to the Company all circumstances in respect of which there is, or there might be, a conflict or possible conflict of interest between the Company or any Group Company and the Executive and he agrees to disclose fully to the Company any such circumstances that might arise during the Employment. For the avoidance of doubt, this includes but is not limited to, disclosing to the Company any activity by a third party or the Executive himself which might reasonably be expected to harm the Company or its business.

4.7	The Executive shall disclose to the Chief Executive Officer any direct or indirect approach or solicitation by any Competitor or Potential Competitor intended to encourage him to terminate his employment.

5.	HOURS AND PLACE OF WORK

5.1	The Executive shall be required to work such hours as are necessary for the proper performance of his duties.

5.2	The Executive agrees that in his capacity as Chief Financial Officer he may choose or determine the duration of his working time and that the working time limits set out in Part II of the Regulations do not apply to the Employment.

5.3	The Executive's principal place of work will be in the Company's offices at Milton Park, Abingdon, or any such place within 30 miles of Oxford as the Company shall from time to time direct. The Executive will be given reasonable notice of any change in his place of work.

5.4	The Executive may be required to travel throughout the United Kingdom and overseas in the performance of his duties.

6.	REMUNERATION

6.1	The Company shall pay to the Executive a basic salary at the rate of £330,000 per annum, payable by equal monthly instalments in arrears, by credit transfer to a bank account nominated by the Executive. The salary payments will be subject to such deductions in respect of taxes and any other deductions as may from time to time be required by law and/or which are agreed by the Executive.

6.2	The Executive's salary will be reviewed annually by the Remuneration Committee of the AT plc Board in its absolute discretion in December of each year commencing from December 2020. Any increase in salary will take effect from 1 January each year commencing from 1 January 2021.

6.3	Subject always to the rules of the Company Share Option Scheme from time to time in force (the "Share Scheme") and to the Executive's eligibility to participate in the Share Scheme, the Executive may at the absolute discretion of the Company be entitled to share options under the Share Scheme. Where the Employment is terminated for whatever reason and whether or not in breach of contract he shall not be entitled, and by applying for an option the Executive shall be deemed irrevocably to have waived any entitlement, by way of compensation for loss of office or otherwise to any sum or other benefits to compensate him for the loss of any rights under the Share Scheme.

6.4	On or around 1 April 2020, or such other date as the AT plc Board may determine and subject to the rules of the Share Scheme and any applicable legal or regulatory requirements, the Executive shall be awarded 2,500,000 "market value" options to acquire ordinary shares in AT plc and 565,000 nominal cost options to acquire ordinary shares in AT plc on condition that, at the time of the award of such share options, the Executive continues to serve as the Chief Financial Officer of AT plc and remains employed by the Company and is not under notice of termination (whether given by the Company or the Executive). The options shall vest over a period of four years from the date of grant. The market value options shall have an exercise price per ordinary share of not less than one sixth of the closing trading price of an American Depositary Share of AT plc on the last business day prior to the date of grant, translated from USD to GBP, and the nominal cost options shall have an exercise price of £0.001 per ordinary share.

7.	PENSION AND OTHER BENEFITS

7.1	The Company will comply with the employer pension duties in respect of the Executive in accordance with Part 1 of the Pensions Act 2008. The Executive will be entitled to participate as a member of the Company’s Group Personal Pension Scheme (the "Company Pension Scheme"), subject always to the rules of the scheme from time to time.

7.2	The Company reserves the right to vary the benefits payable under the Company Pension Scheme or, terminate, or substitute another pension scheme for the existing Company Pension Scheme at any time.

7.3	The Company Pension Scheme is not a contracted-out scheme for the purpose of the Pensions Schemes Act 1993.

7.4	The Executive shall be eligible to participate in the private health care scheme and permanent health insurance schemes which the Company may maintain for the benefit of its senior executives (the "Schemes") subject to the rules of the Schemes and the terms of any related policy of insurance from time to time in force. This is for information only and should not be regarded as any guarantee of benefits which may be paid under the Schemes.

7.5	The Company reserves the right, at its absolute discretion, to change the Schemes providers, to amend the terms of the Schemes (including but not limited to the level of benefits), to terminate the Schemes without replacement, to substitute another scheme for either of the Schemes and to remove the Executive from membership of either or both Schemes.

7.6	The Company shall be under no obligation to make any payment under either Scheme to the Executive unless and until it has received the relevant payment from the Scheme's provider. If any Scheme provider refuses for any reason (whether based on its own interpretation of the terms of the insurance policy or otherwise) to provide any benefits to the Executive, the Company shall not be liable to provide replacement benefits itself or any compensation in lieu and shall be under no obligation to pursue a claim for unpaid benefits on behalf of the Executive against the Schemes’ provider.

7.7	The Company reserves the right to terminate the Executive's employment, where it has good cause to do so (including but not limited to where the Executive is redundant or has committed misconduct), notwithstanding that the Executive is receiving benefits under either Scheme and that such termination may result in those benefits being discontinued. The Executive agrees that he shall have no claim against the Company for damages in respect of the loss of benefits under either Scheme in such circumstances.

7.8	In the event that the Executive is absent by reason of ill-health he will continue to co-operate with and act in good faith towards the Company including but not limited to staying in regular contact with the Company and providing it with such information about his health, prognosis and progress as the Company may require.

7.9	In accordance with the current rules of each Scheme, participation in either Scheme is subject to the condition that the Executive has notified the Company on or before the commencement of the Employment of any pre-existing medical conditions that he may have.

7.10	If the Executive is receiving benefits under either Scheme:

7.10.1	he shall resign as a director of the Company if so requested by the Company; and

7.10.2	the Company shall be entitled to appoint a replacement to perform all or any of the Executive's duties on either a temporary or permanent basis.

8.	BONUS

8.1	The Company will pay the Executive a one-off bonus of £35,000 on the first payroll date in the month when the Executive assumes the role of Chief Financial Officer (the "Sign-on Bonus"). The payment of the Sign-on Bonus will be subject to such deductions in respect of taxes and any other deductions as may from time to time be required by law. In the event that the Employment is terminated (whether by the Company or the Executive) on a date that precedes the first anniversary of the Commencement Date, the Executive agrees that he shall be liable to repay the full (gross) amount of the Sign-on Bonus by no later than the seventh day following the date of termination of the Employment. The Executive agrees that, in order to facilitate such repayment, the Company may elect, in its absolute discretion, to exercise clause 13 and make deductions from any amounts due to be paid to the Executive.

8.2	Subject to the terms of the Adaptimmune Therapeutics plc executive severance policy in force from time to time (the “Executive Severance Policy”), the Executive will be eligible to receive a bonus, determined by the Remuneration Committee of the AT plc Board, following the end of each calendar year that ends during the Employment (“Annual Bonus”), subject to: (i) objective criteria set forth by the AT plc Board or an authorised delegate thereof on an annual basis; and (ii) the overall performance of the Group.

8.3	The initial target Annual Bonus with effect from 1 April 2020 shall be forty-five percent (45%) of the Executive’s basic salary. The Annual Bonus shall be pro-rated for any part year of employment not worked by the Executive and paid in a single lump sum no later than 15 March of the year following the calendar year in which the Annual Bonus, if any, was earned. For clarity, any Annual Bonus payment made to the Executive shall be purely discretionary and shall not form part of the Executive’s contractual remuneration under this Agreement.

8.4	The first review of the target Annual Bonus percentage will occur in January 2021 and thereafter the target Annual Bonus percentage shall be reviewed on an annual basis. If the Company makes an Annual Bonus payment to the Executive in respect of a particular calendar year, it shall not be obliged to make subsequent Annual Bonus payments in respect of subsequent calendar years.

8.5	The Executive must be employed by the Company on 31 December of the calendar year on which the bonus is based in order to be eligible to receive the Annual Bonus. Any Annual Bonus payments shall be paid to the Executive less applicable deductions in respect of taxes and any other deductions as required by law. Nothing in this Agreement will preclude the AT plc Board from changing or altering the objective criteria referred to in clause 8.2, in whole or in part, in the AT plc Board’s absolute discretion.

9.	SEVERANCE POLICY

The Executive Severance Policy in force from time to time shall apply to the Executive in relation to the Employment. Such policy may be amended or terminated in accordance with the terms of the policy, save that where any proposed amendment or termination substantially reduces the rights of the Executive following his termination of employment: (i) the Company will consult with the Executive on such proposed amendment or termination; and (ii) any such substantial reduction in the rights or benefits of the Executive must be agreed with the Executive. Where, following consultation, the Executive does not agree to any such proposed amendment or termination, then the Executive Severance Policy shall continue in full force and effect without such proposed amendment or termination.

10.	EXPENSES

The Company shall reimburse the Executive in respect of all expenses reasonably incurred by him in the proper performance of his duties, subject to the Executive providing such receipts or other evidence that the Company may require.

11.	HOLIDAY

11.1	The Executive shall be entitled to receive his normal remuneration for all bank and public holidays normally observed in England and a further 25 working days holiday in each holiday year, being the period from 1 January to 31 December.

11.2	In the holiday year in which the Employment terminates, the Executive's entitlement to holiday shall accrue on a pro-rata basis for each complete month of service during that year.

11.3	If, on the termination of the Employment, the Executive has exceeded his accrued holiday entitlement, the excess may be deducted from any sums due to him. If the Executive has any unused holiday entitlement, the Company may either require the Executive to take such unused holiday during any notice period or accept payment in lieu. Any payment in lieu shall only be made in respect of holiday accrued in accordance with clause 11.2 above during the Executive's final holiday year and the Executive shall be deemed to have taken his statutory holiday first, during that year.

11.4	The Executive may carry forward to the following calendar year up to 5 days’ unused holiday entitlement but he must take any holiday which is carried over before the end of April in that year.

12.	INCAPACITY

12.1	Subject to the Executive's compliance with the Company's rules from time to time in force regarding sickness notification and doctor's certificates, and subject to the Company's right to terminate the Employment for any reason including without limitation incapacity, if the Executive is at any time absent on medical grounds the Company shall pay to the Executive in each calendar year his normal basic salary for a maximum of 13 weeks, followed by a further period of 13 weeks at half his normal basic salary ("Company Sick Pay").

12.2	The Company reserves the right to require the Executive to undergo a medical examination by a doctor or consultant nominated by it, at any time including at any stage of absence at the Company's expense, and the Executive agrees that he will undergo any requisite tests and examinations and will fully co-operate with the relevant medical practitioner and shall authorise him or her to disclose to and discuss with the Company the results of any examination and any matters which arise from it.

12.3	Payment of Company Sick Pay to the Executive pursuant to clause 12.1 shall be inclusive of any Statutory Sick Pay and any Social Security Sickness Benefit or other benefits to which the Executive may be entitled, whether or not claimed.

12.4	If the Executive's absence shall be caused by the actionable negligence of a third party in respect of which damages are recoverable, then all sums paid by the Company shall constitute loans to the Executive, who shall:

12.4.1	immediately notify the Company of all the relevant circumstances and of any claim, compromise, settlement or judgement made or awarded;

12.4.2	if the Board so requires, refund to the Company such sum as the Board may determine, not exceeding the lesser of:

(a)	the amount of damages recovered by him under such compromise, settlement or judgement; and

(b)	the sums advanced to him in respect of the period of incapacity.

12.5	Any actual or prospective entitlement to Company Sick Pay or private medical insurance or long term disability benefits shall not limit or prevent the Company from exercising its right to terminate the Employment in accordance with clauses 3.2 or 19 or otherwise and the Company shall not be liable for any loss arising from such termination.

12.6	If the Executive is prevented by incapacity from properly performing his duties under this Agreement for a consecutive period of 30 working days the Board may appoint another person or persons to perform those duties until such time as the Executive is able to resume fully the performance of his duties.

13.	DEDUCTIONS

For the purposes of the ERA, the Executive hereby authorises the Company to deduct from his remuneration any sums due from him to the Company including, without limitation, any overpayments of salary, overpayments of holiday pay whether in respect of holiday taken in excess of that accrued during the holiday year or otherwise, any fines incurred by the Executive and paid by the Company, the cost of repairing any damage or loss to the Company's property caused by him and all losses suffered by the Company as a result of any negligence or breach of duty by the Executive.

14.	RESTRICTIONS ON OTHER ACTIVITIES BY THE EXECUTIVE

14.1	During the Employment the Executive shall not, without the prior written consent of the AT plc Board, directly or indirectly be employed, engaged, concerned or interested in any other business or undertaking or be involved in any activity which the Board reasonably considers may be, or become, harmful to the interests of the Company or any Group Company or which might reasonably be considered to interfere with the performance of the Executive's duties under this Agreement provided that this clause 14.1 shall not prohibit the holding (directly or through nominees) of investments listed on any recognised stock exchange as long as not more than 1 per cent of the issued shares or other securities of any class of any one company shall be so held.

14.2	Subject to any regulations issued by the Company, the Executive shall not be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale or purchase of goods effected or other business transacted (whether or not by him by or on behalf of the Company) and if he (or any firm or company in which he is interested) shall obtain any such discount, rebate or commission, he shall account to the Company for the amount received by him (or a due proportion of the amount received by such company or firm having regard to the extent of his interest in it).

15.	CONFIDENTIALITY

15.1	The Executive shall neither during the Employment (except in the proper performance of his duties) nor at any time (without limit) after the termination of the Employment:

15.1.1	divulge or communicate to any person, company, business entity or other organisation;

15.1.2	use for his own purposes or for any purposes other than those of the Company or any Group Company; or

15.1.3	through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of;

any Confidential Information, provided that these restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through an unauthorised disclosure by the Executive or any other person.

15.2	For the purposes of this Agreement "Confidential Information" shall mean, in relation to the Company or any Group Company:

15.2.1	trade secrets;

15.2.2	information relating to research activities, inventions, discoveries, secret processes, designs, know how, technical specifications and processes, formulae, intellectual property rights, computer software, product lines and any other technical information relating to the creation, production or supply of any past, present or future product or service,

15.2.3	any inventions or improvements which the Executive may make or discover during the Employment;

15.2.4	any information relating to the business or prospective business,

15.2.5	details of suppliers, their services and their terms of business,

15.2.6	details of customers and their requirements, the prices charged to them and their terms of business,

15.2.7	pitching material, marketing plans and sales forecasts of any past, present or future products or services,

15.2.8	information relating to the business, corporate plans, management systems, accounts, finances and other financial information, results and forecasts (save to the extent that these are included in published audited accounts),

15.2.9	proposals relating to the acquisition or disposal of a company or business or any part thereof;

15.2.10	proposals for expansion or contraction of activities, or any other proposals relating to the future;

15.2.11	details of employees and officers and of the remuneration and other benefits paid to them,

15.2.12	information given in confidence by clients, customers, suppliers or any other person;

15.2.13	any other information which the Executive is notified is confidential; and

15.2.14	any other information which the Company (or relevant Group Company) could reasonably be expected to regard as confidential, whether or not such information is reduced to a tangible form or marked in writing as "confidential", including but not limited to, information which is commercially sensitive, which comes into the Executive's possession by virtue of the Employment and which is not in the public domain and all information which has been or may be derived or obtained from any such information.

15.3	The Executive acknowledges that all notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, databases, codes, designs and drawings and any other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Company and any Group Company (and any copies of the same) or which is created or stored on the Company's or Executive’s equipment and/or systems:

15.3.1	shall be and remain the property of the Company or the relevant Group Company; and

15.3.2	shall be handed over by the Executive to the Company or the relevant Group Company on demand and in any event on the termination of the Employment and the Executive shall certify that all such property has been so handed over and that no copies or extracts (whether physical or electronic) have been retained (whether directly or indirectly).

15.4	Clause 15.1 shall only bind the Executive to the extent allowed by law and nothing in this clause shall prevent the Executive from making a statutory disclosure.

16.	DATA PROTECTION

16.1	The Executive shall at all times during the Employment act in accordance with the Data Protection Act 2018 (the "2018 Act") and shall comply with any policy introduced by the Company from time to time to comply with the 2018 Act. Breach of this undertaking will constitute a serious disciplinary offence.

16.2	The Executive agrees to provide the Company in its capacity as Data Controller with all Personal Data relating to him which is necessary or reasonably required for the proper performance of this Agreement, the administration of the employment relationship (both during and after the Employment) or the conduct of the Company's business or where such provision is required by law.

16.3	The Company agrees to process any Personal Data made available to it by the Executive in accordance with the provisions of the 2018 Act.

16.4	In this Clause "Data Controller" "Personal Data" and "processing" shall have the meaning set out in sections 5 of the 2018 Act.

17.	INVENTIONS AND INTELLECTUAL PROPERTY RIGHTS

17.1	For the purposes of this clause 17 the following definitions apply:

17.1.1	"Employment Inventions" means any Invention which is made wholly or partially by the Executive at any time during the course of his duties to the Company (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form).

17.1.2	"Employment IPRs" means Intellectual Property Rights created by the Executive in the course of his employment with the Company (whether or not during working hours or using Company premises or resources).

17.1.3	"Invention" means any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

17.2	The Executive acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them shall belong to the Company to the fullest extent permitted by law and hereby assigns, (and to the extent not capable of immediate or prospective assignment, agrees to assign) all such Employment IPRs and Employment Inventions to the Company.

17.3	The Executive acknowledges that, because of the nature of his duties and the particular responsibilities arising from the nature of his duties, he has, and shall have at all times while he is employed by the Company, a special obligation to further the interests of the Company.

17.4	To the extent that title in any Employment IPRs or Employment Inventions do not belong the Company by virtue of clause 17.2, the Executive agrees, immediately upon creation of such rights and inventions, to offer to the Company in writing a right of first refusal to acquire them on arm's length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute to a mutually acceptable independent expert (or, if agreement is not reached within five Business Days of either party giving notice to the other that it wishes to refer a matter to an independent expert, such independent expert as may be nominated by an appropriate authority, which the parties shall seek in good faith to agree) (the “Expert”). In relation to matters referred to the Expert:

17.4.1	the parties are entitled to make submissions to the Expert and will provide (or procure that others provide) the Expert with all such assistance and documents as the Expert may reasonably require for the purpose of reaching a decision. Each party shall with reasonable promptness supply each other with all information and give each other access to all documentation and personnel as the other party reasonably requires to make a submission under this clause;

17.4.2	the parties agree that the Expert may in its reasonable discretion determine such other procedures to assist with the conduct of the determination as it considers appropriate;

17.4.3	the Expert shall act as an expert and not as an arbitrator. The Expert’s decision shall be final and binding on the parties in the absence of fraud or manifest error; and

17.4.4	the Expert's fees and any costs properly incurred by the Expert in arriving at his or her determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the parties in equal shares or in such proportions as the Expert shall direct.

The Executive agrees that the provisions of this clause 17 shall apply to all Employment IPRs and Employment Inventions offered to the Company under this clause 17.4 until such time as the Company has agreed in writing that the Executive may offer them for sale to a third party.

17.5	The Executive agrees:

17.5.1	to give the Company full written details of all Employment Inventions and Employment IPRs which relate to or are capable of being used in the business of the Company or any Group Company promptly on their creation;

17.5.2	at the Company's request and in any event on the termination of his employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

17.5.3	not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and

17.5.4	to keep confidential each Employment Invention and Employment IPR unless the Company has consented in writing to its disclosure by the Executive.

17.6	The Executive waives all his present and future moral rights which arise under sections 77 and 80 of the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright work which forms part of the Employment IPRs, and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.

17.7	The Executive acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this agreement is or may become due to the Executive in respect of his compliance with this clause 17. This is without prejudice to the Executive's rights under the Patents Act 1977.

17.8	The Executive undertakes to execute all documents and do all acts both during and after his employment by the Company as may, in the opinion of the Board, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company's request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse the Executive's reasonable expenses of complying with this clause 17.8.

17.9	The Executive agrees to give all assistance reasonably requested by the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

17.10	The Executive hereby irrevocably appoints the Chief Executive Officer of the Company (from time to time), or, failing him or her, any Director or the Company Secretary to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the benefit of this clause 17. The Executive acknowledges in favour of a third party that a certificate in writing signed by any Director or the Company Secretary that any instrument or act falls within the authority conferred by this clause 17 shall be conclusive evidence that such is the case.

18.	STATEMENTS

18.1	The Executive shall not make, publish (in any format) or otherwise communicate any derogatory statements, whether in writing or otherwise, at any time either during his Employment or at any time after its termination in relation to the Company, any Group Company or any of its or their officers or other personnel.

18.2	The Executive shall not make any statements to the press or other media in connection with the Company and/or any Group Company at any time either during or after the Employment without the prior consent of the Chief Executive Officer.

19.	TERMINATION OF EMPLOYMENT

19.1	The Company may terminate the Employment immediately by notice in writing if the Executive shall have:

19.1.1	committed any serious breach or repeated or continued breach of his obligations under this Agreement; or

19.1.2	committed any breach of the securities rules as set out at clause 4.1.5; or

19.1.3	been guilty of conduct tending to bring him or the Company or any Group Company into disrepute; or

19.1.4	become bankrupt or had an interim order made against him under the Insolvency Act 1986 or compounded with his creditors generally; or

19.1.5	failed to perform his duties to a satisfactory standard; or

19.1.6	been disqualified from being a director by reason of any order made under the Companies Directors Disqualification Act 1986 or any other enactment; or

19.1.7	been convicted of an offence under any statutory enactment or regulation (other than a motoring offence for which no custodial sentence is given); or

19.1.8	during the Employment, committed any material breach of clauses 14, 15 and 17.

Any delay by the Company in exercising such right of termination shall not constitute a waiver thereof.

19.2	The Company reserves the right to suspend the Executive on full pay for so long as it may think fit in order to conduct any disciplinary investigation into any alleged acts or omissions by the Executive.

20.	GARDEN LEAVE

During any period of notice of termination (whether given by the Company or the Executive), the Company shall be under no obligation to assign any duties to the Executive and shall be entitled to exclude him from its premises, and require the Executive not to contact any customers, suppliers or employees provided that this shall not affect the Executive's entitlement to receive his normal salary and contractual benefits. During any such period of exclusion the Executive will continue to be bound by all the provisions of this Agreement and shall at all times conduct himself with good faith towards the Company.

21.	DIRECTORSHIP

21.1	If (a) the Company shall remove the Executive from the office of Director of the Company or (b) under the Articles of Association for the time being of the Company the Executive shall be obliged to retire by rotation or otherwise and the Company in general meeting shall fail to re-elect the Executive as a Director of the Company (either such case being referred to in this clause 21.1 as an "Event"), then the Executive's employment under this Agreement shall automatically terminate with effect from the date of the Event.

21.2	On the termination of the Employment (however arising) or on either the Company or the Executive having served notice of such termination, the Executive shall:

21.2.1	at the request of the Company resign as a Director of the Company and from all offices held by him in any Group Company and shall transfer without payment to the Company or as the Company may direct any nominee shares provided by it, provided however that such resignation shall be without prejudice to any claims which the Executive may have against the Company or any Group Company arising out of the termination of the Employment; and

21.2.2	immediately deliver to the Company all materials within the scope of clause 15.3 and all credit cards, motor cars, car keys and other property of or relating to the business of the Company or of any Group Company which may be in his possession or under his power or control, and if the Executive should fail to do so the Company is hereby irrevocably authorised to appoint another person to sign any documents and/or do any other things necessary on his behalf in order to give effect to the Executive's undertaking in this clause 21.2.

21.3	The appointment of the Executive as a director of the Company or any Group Company is not a term of this Agreement and the Company reserves the right to remove the Executive from any such directorship at any time and for any reason. Where the Company exercises this right, this shall not amount to a breach of this Agreement and shall not give rise to a claim for damages or compensation.

22.	POST TERMINATION OBLIGATIONS OF THE EXECUTIVE

22.1	For the purposes of this clause 22 the following definitions apply:

22.1.1	"Restricted Business" means any business carried on by the Company or any Group Company at the Termination Date, which at the date of this Agreement includes (i) clinical and development programs utilizing a T-cell therapy; (ii) clinical and development programs utilizing a T-cell transfected or transduced with the genetic sequence for any TCR or any CAR-T cell; (iii) manufacture of or development programs for the manufacture of a T-cell therapy; and (iv) manufacture of or development programs for the manufacture of any T-cell transfected or transduced with the genetic sequence for any TCR or any CAR-T cell, in all cases with which the Executive was involved or about which he was in possession of Confidential Information at any time during the twelve months immediately preceding the Restriction Date;

22.1.2	"Restricted Customer" means any person, firm, company or other organisation who, at any time during the twelve months immediately preceding the Restriction Date was a customer of or in the habit of dealing with the Company or any Group Company and with whom the Executive had personal dealings in the course of his employment or for whom the Executive was responsible on behalf of the Company or any Group Company during that period;

22.1.3	"Restricted Employee" means any person employed or engaged, either (i) directly by the Company or any Group Company or (ii) indirectly by the Company or any Group Company through a contract research organisation or contract manufacturing organisation at (i) the level of line management (including associate director, director, vice president) or above or equivalent or (ii) research and development staff, manufacturing staff or equivalent or (iii) key personnel engaged for the provision of services to the Company or any Group Company, and which was so employed or engaged in the twelve months immediately preceding the Restriction Date and with whom the Executive had dealings or about whom the Executive was in possession of Confidential Information at any time during that period;

22.1.4	"Restriction Date" means the earlier of the Termination Date and the start of any period of Garden Leave in accordance with Clause 20;

22.1.5	"Termination Date" means the date of termination of the Employment (howsoever caused).

22.2	The Executive acknowledges that by reason of the Employment he will have access to trade secrets, confidential information, business connections and the workforce of the Company and the Group Companies and that in order to protect their legitimate business interests it is reasonable for him to enter into these post termination restrictive covenants and the Executive agrees that the restrictions contained in this clause 22 (each of which constitutes an entirely separate, severable and independent restriction) are reasonable.

22.3	Reference in this clause 22.3 to "the Company" shall apply as though there were included reference to any relevant Group Company. The Executive covenants with the Company for itself and as trustee and agent for each Group Company that he will not without the prior written consent of the Company:

22.3.1	for twelve months after the Restriction Date solicit or endeavour to entice away from the Company the business or custom of a Restricted Customer with a view to providing goods or services in competition with any Restricted Business;

22.3.2	for twelve months after the Restriction Date provide goods or services to, or otherwise have any business dealings with, any Restricted Customer in the course of any business concern which is in competition with any Restricted Business;

22.3.3	for twelve months after the Restriction Date in the course of any business concern which is in competition with any Restricted Business offer to employ or engage or otherwise endeavour to entice away from the Company any Restricted Employee;

22.3.4	for twelve months after the Restriction Date be engaged or concerned in any capacity in any business concern which is in competition with the Restricted Business.

22.4	For the avoidance of doubt, nothing in this clause 22 shall prevent the Executive from:

22.4.1	holding as an investment by way of shares or other securities not more that 1% of the total issued share capital of any company listed on a recognised stock exchange; or

22.4.2	being engaged or concerned in any business concern where the Executive's work or duties relate solely to geographical areas where the business concern is not in competition with the Restricted Business; or

22.4.3	being engaged or concerned in any business concern where the Executive's work or duties relate solely to services or activities of a kind with which the Executive was not concerned and about which he was not in possession of Confidential Information during the twelve months before the Restriction Date.

22.5	The obligations undertaken by the Executive pursuant to this clause 22 extend to his acting not only on his own account but also on behalf of any other firm, company or other person and shall apply whether he acts directly or indirectly.

22.6	The Executive hereby undertakes with the Company that he will not at any time after the termination of the Employment in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with the Company or any Group Company or for the purpose of carrying on or retaining any business or custom, claim, represent or otherwise indicate any past association with the Company or any Group Company to its detriment.

22.7	While the restrictions in this clause 22 are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be found to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any Group Company but would be considered reasonable if part or parts of the wording of such restrictions were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

22.8	If the Executive accepts alternative employment or engagement with any third party during the period of any of the restrictions in this clause 22 he will provide the third party with full details of these restrictions.

23.	AMALGAMATION AND RECONSTRUCTION

23.1	If the Company is wound up for the purposes of reconstruction or amalgamation the Executive shall not as a result or by reason of any termination of the Employment or the redefinition of his duties within the Company or any Group Company arising or resulting from any reorganisation of the Group have any claim against the Company for damages for termination of the Employment or otherwise so long as he shall be offered employment with any concern or undertaking resulting from such reconstruction, reorganisation or amalgamation on terms and conditions no less favourable to the Executive than the terms contained in this Agreement.

23.2	If the Executive shall at any time have been offered but shall have unreasonably refused or failed to agree to the transfer of this Agreement by way of novation to a company which has acquired or agreed to acquire the whole or substantially the whole of the undertaking and assets or not less than 50 per cent of the equity share capital of the Company the Company may terminate the Employment by such notice as is required by s.86 of the ERA within one month of such offer being refused by the Executive.

24.	DISCIPLINARY AND GRIEVANCE PROCEDURES

The Company’s Grievance and Disciplinary Procedures will apply to the Executive. Such procedures are non-contractual and the Company reserves the right to leave out any stage of the procedures and failure to follow a procedure (or part of it) shall not constitute a breach of this Agreement.

25.	PERMITTED DISCLOSURES

25.1	For the avoidance of doubt nothing in this Agreement precludes the Executive or seeks to hinder the Executive from:

25.1.1	making a protected disclosure in accordance with the provisions of Employment Rights Act 1996;

25.1.2	making any report or disclosure to any law enforcement authority (including the police) or any regulatory authority;

25.1.3	assisting in any criminal investigation;

25.1.4	making any disclosure where required by law or regulatory obligation;

25.1.5	making a disclosure for the purpose of representing himself in any investigation/proceedings brought by the Executive's regulatory/professional body relating to matters arising from the Executive's employment;

25.1.6	making a disclosure in compliance with an order of, or to give evidence to, a court or tribunal of competent jurisdiction; and

25.1.7	making any report of disclosure for the purpose of seeking tax, medical or other professional advice provided such individuals agree to keep the matters disclosed confidential.

26.	NOTICES

26.1	Any notice or other document to be given under this Agreement shall be in writing and may be given personally to the Executive or to the Company Secretary (as the case may be) or may be sent by first class post or by facsimile transmission to, in the case of the Company, its registered office for the time being and in the case of the Executive either to his address shown on the face of this Agreement or to his last known place of residence.

26.2	Any such notice shall (unless the contrary is proved) be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours. In proving such service it shall be sufficient to prove, where appropriate, that the notice was addressed properly and posted or that the facsimile transmission was dispatched.

27.	ENTIRE AGREEMENT AND FORMER SERVICE AGREEMENT(S)

This Agreement constitutes the entire agreement between the parties and shall be in substitution for any previous letters of appointment, agreements or arrangements, (whether written, oral or implied), relating to the employment of the Executive, which shall be deemed to have been terminated by mutual consent. The Executive acknowledges that as at the date of this Agreement he has no outstanding claim of any kind against the Company and/or any Group Company and in entering into this Agreement he has not relied on any Pre-Contractual Statement.

28.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and interpreted in accordance with English law and the parties irrevocably agree to the exclusive jurisdiction of the English Courts.

29.	THIRD PARTY RIGHTS

The Executive and the Company do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Right of Third Parties) Act 1999 by any third party.

30.	GENERAL

30.1	There are no collective agreements affecting the terms and conditions of the Executive's employment.

30.2	This Agreement constitutes the written statement of the terms of Employment of the Executive provided in compliance with part 1 of the ERA.

30.3	The Executive agrees to consider diligently and promptly any reasonable changes proposed by the Company to this Agreement and, in particular, will not withhold consent to any changes required as a result of amendments to legislation or current established working practices.

30.4	The expiration or termination of this Agreement, however arising, shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after that time and shall be without prejudice to any accrued rights or remedies of the parties.

30.5	The various provisions and sub-provisions of this Agreement are severable and if any provision or any identifiable part of any provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts of them.

Signed as a deed by	/s/ Gavin Wood (signature)
GAVIN WOOD
Gavin Wood (print name)

in the presence of a Witness	/s/ Jennifer Hazelden

Signature of Witness

Jennifer Hazelden

Name of Witness

13 Crabtree Lane

Drayton

Abingdon

Oxfordshire OX14 4HS

Address of Witness

Signed as a deed by ADAPTIMMUNE LIMITED acting by two directors or a director and the company secretary:	/s/ Adrian Rawcliffe Adrian Rawcliffe Director /s/ Margaret Henry Margaret Henry Director and Company Secretary